Exhibit 99.1

McDermott Reports Fourth Quarter 2011 Financial Results

Approximately $66 million of Net Charges and Increased Contingency Offset Otherwise Solid Quarter

  First Quarter 2012 Bookings Off to Strong Start with $2 Billion Inpex Award
  Agile vessel now working on charter in Brazil; Mexican pipelay project near completion

HOUSTON--(BUSINESS WIRE)--February 29, 2012--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported income from continuing operations of $9.3 million, or $0.04 per diluted share, for the 2011 fourth quarter. The results of the 2011 fourth quarter compare to income from continuing operations of $45.5 million, or $0.19 per diluted share, in the corresponding period of 2010. Classified as discontinued operations, the results of McDermott’s charter fleet business are excluded from all periods presented, and The Babcock & Wilcox Company, which was spun-off to McDermott shareholders on July 30, 2010, is excluded from the 2010 and 2009 full-year results. Weighted average common shares outstanding on a fully diluted basis were approximately 236.9 million and 237.0 million in the quarters ended December 31, 2011 and December 31, 2010, respectively.

McDermott’s revenues were $816.2 million for the 2011 fourth quarter, an increase of over 51 percent compared to $539.6 million in the corresponding period of 2010. The year-over-year increase was primarily due to a 134 percent increase in revenues in the Asia Pacific segment as a result of expanded scope and marine activity on a large engineering, procurement, construction and installation project, coupled with increased revenues in the Middle East and Atlantic segments.

The Company’s operating income in the 2011 fourth quarter was $31.4 million, compared to $59.3 million in the 2010 fourth quarter. Operating income in the 2011 fourth quarter was negatively affected by an aggregate of approximately $66 million (pretax and after-tax) from additional project losses and increased contingency on certain projects, primarily the nearly-complete Mexican pipelay project and the 5-year charter contract in Brazil, partially offset by one-time benefits associated with the Company’s captive insurance program, a partial recovery of exit costs on a discontinued fabrication facility and the reversal of previously accrued compensation expenses. In the Asia Pacific segment, operating income increased $70 million as compared to the 2010 fourth quarter.

“Clearly, we were disappointed to incur additional charges on the two Atlantic projects, including the need to add contingency to the Brazilian project,” said Steve M. Johnson, Chairman of the Board, President and Chief Executive Officer of McDermott. “However, we are pleased that our work with the Agile vessel in Brazil has now begun after much delay, and we expect to be complete with the Mexican pipelay project in just a matter of weeks – so the outlook has improved. Absent these issues, our execution on other projects in the fourth quarter was solid and our expectations for 2012 are higher than 2011.”

The Company’s other income for the fourth quarter of 2011 was $3.9 million, an improvement of $9.3 million compared to the other expense of $5.4 million in the fourth quarter of 2010, primarily due to higher foreign currency gains.

At December 31, 2011, the Company’s backlog was $3.9 billion, compared to $5.0 billion and $4.3 billion at December 31, 2010 and September 30, 2011, respectively. Of the December 31, 2011 backlog, approximately $347 million is from projects currently in a loss position, primarily the Brazilian charter, whereby future revenues are expected to equal costs when recognized. As previously announced, McDermott has received in excess of $2 billion in new awards thus far in the first quarter of 2012.

Balance Sheet Summary

As of December 31, 2011, McDermott reported total assets of approximately $3.0 billion. Included in this amount was $731.8 million of cash and cash equivalents, restricted cash and investments. Net working capital, calculated as current assets less current liabilities, was $515.4 million. Additionally, total equity was $1.7 billion, or approximately 58% of total assets, with total debt of $93.7 million.

Discontinued Operations

For the fourth quarter of 2011, McDermott recorded a net loss from discontinued operations of $19.3 million, or $0.08 per diluted share, primarily due to a write-down on the assets held for sale based upon recent discussions with interested parties and external advisors. Including the results of discontinued operations, total net loss attributable to McDermott was approximately $10 million, or $0.04 per diluted share, for the 2011 fourth quarter.

Full-year 2011 Overview

For the year ended December 31, 2011, McDermott reported revenues of $3.4 billion, a record annual level for the Company, with operating income of $250.7 million and net income from continuing operations of $151.5 million, or $0.64 per fully diluted share. Included in the full year results are approximately $127 million of net charges from project losses and increased contingency, partially offset by captive insurance income, partial recovery of facility exit costs and a gain on asset sale.

Comments and outlook for 2012

“While McDermott’s results for 2011 were negatively impacted in total by certain project losses as discussed previously and herein, our outlook for 2012 reflects expected improvement in many areas,” Johnson continued. “The Company has begun the year with its largest single booking at the time of award with the Inpex Ichthys project, and we continue to see a number of new award opportunities on the horizon. We believe that McDermott has fully reflected the expected costs to complete the two challenging Atlantic projects with sufficient contingency for the future. Although we expect at this time that the first quarter of 2012 will be the trough period of the year, we do view the current range of analyst estimates for the full year ($0.70-$1.01) as reasonable bookends at this time, based on our current 2012 forecast and expected business conditions.”

OTHER INFORMATION

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national and major energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include approximately 13,500 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, the expected timing of the completion of the Mexico pipelay project and McDermott's expectations for its operating and financial results for the year ending December 31, 2012. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, changes in the scope or timing of contracts, additional project losses and the potential submission of and recovery on change orders and claims. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011. This news release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(In thousands)

Revenues	$816,175	$539,622	$3,445,110	$2,403,743
Costs and Expenses:
Cost of operations	726,409	421,220	2,980,390	1,842,261
Selling, general and administrative expenses	48,175	56,852	212,002	216,763
(Gain) loss on asset disposals and impairments	5,117	190	(2,990)	22,220
Total costs and expenses	779,701	478,262	3,189,402	2,081,244

Equity in Loss of Unconsolidated Affiliates	(5,044)	(2,087)	(4,985)	(7,594)

Operating Income	31,430	59,273	250,723	314,905
Other Income (Expense):
Interest income (expense) – net	674	443	1,319	(1,089)
Other income (expense) – net	3,191	(5,834)	(751)	(10,022)
Total other income (expense)	3,865	(5,391)	568	(11,111)

Income from continuing operations before provision for income
taxes, discontinued operations and noncontrolling interest	35,295	53,882	251,291	303,794
Provision for Income Taxes	26,773	5,953	87,124	41,182
Income from continuing operations before discontinued
operations and noncontrolling interest	8,522	47,929	164,167	262,612
loss from discontinued operations, net of tax	(19,271)	(592)	(12,812)	(34,900)
Net Income (Loss)	(10,749)	47,337	151,355	227,712
Less: Net Income (Loss) Attributable to Noncontrolling
Interests	(780)	(2,449)	12,625	26,046
Net Income Attributable to McDermott International, Inc.	$(9,969)	$44,888	$138,730	$201,666

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(In thousands, except share and per share amounts)

Income from continuing operations less noncontrolling interests	$9,302	$45,480	$151,542	$236,566
Loss from discontinued operations, net of tax	(19,271)	(592)	(12,812)	(34,900)
Net income (loss) attributable to McDermott International, Inc.	$(9,969)	$44,888	$138,730	$201,666

Weighted average common shares	235,041,313	233,351,424	234,598,901	232,173,362
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	1,882,795	3,688,702	2,441,606	3,448,667

Adjusted weighted average common shares and assumed exercises of
stock options and vesting of stock awards	236,924,108	237,040,126	237,040,507	235,622,029

Basic earnings per share :
Income from continuing operations less noncontrolling interests	0.04	0.20	0.65	1.02
Income (loss) from discontinued operations, net of tax	(0.08)	—	(0.05)	(0.15)
Net income attributable to McDermott International, Inc.	(0.04)	0.19	0.59	0.87

Diluted earnings per share:
Income from continuing operations less noncontrolling interests	0.04	0.19	0.64	1.00
Income (loss) from discontinued operations, net of tax	(0.08)	—	(0.05)	(0.15)
Net income attributable to McDermott International, Inc.	(0.04)	0.19	0.59	0.85

SUPPLEMENTARY DATA

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(In thousands)
Pension expense	$4,125	$5,532	$19,492	$21,814
Depreciation & amortization expense	$22,491	$19,035	$82,391	$76,452
Capital expenditures	$50,749	$59,321	$282,621	$186,862
Backlog	$3,881,063	$5,038,988	$3,881,063	$5,038,988

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$570,854	$403,463
Restricted cash and cash equivalents	21,962	197,861
Investments	109,522	209,463
Accounts receivable—trade, net	445,808	323,497
Accounts receivable—other	53,386	28,447
Contracts in progress	287,390	65,853
Deferred income taxes	11,931	10,323
Assets held for sale	3,197	10,161
Other current assets	33,135	36,570
Total Current Assets	1,537,185	1,285,638
Property, Plant and Equipment	1,958,877	1,720,040
Less accumulated depreciation	(857,012)	(804,471)
Net Property, Plant and Equipment	1,101,865	915,569
Assets Held for Sale	55,571	77,150
Investments	29,484	75,742
Goodwill	41,202	41,202
Investments in Unconsolidated Affiliates	42,659	45,016
Other Assets	184,848	158,371
Total Assets	$2,992,814	$2,598,688

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$8,941	$8,547
Accounts payable	315,514	252,974
Accrued liabilities	309,515	286,831
Advance billings on contracts	320,438	250,053
Deferred income taxes	13,187	12,849
Income taxes payable	54,181	32,851
Liabilities associated with assets held for sale	-	20,902
Total Current Liabilities	1,021,776	865,007
Long-Term Debt	84,794	46,748
Self-Insurance	23,585	35,655
Pension Liability	21,295	52,831
Other Liabilities	107,652	86,180
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 242,416,424 and
240,791,473 shares at December 31, 2011 and December 31, 2010, respectively	242,416	240,791
Capital in excess of par value	1,375,976	1,357,316
Retained earnings	239,103	100,373
Treasury stock, at cost, 7,359,983 and 6,906,262 shares at December 31, 2011 and December 31, 2010,
respectively	(95,827)	(85,735)
Accumulated other comprehensive loss	(102,030)	(163,717)
Stockholders’ Equity—McDermott International, Inc.	1,659,638	1,449,028
Noncontrolling Interests	74,074	63,239
Total Equity	1,733,712	1,512,267
Total Liabilities and Equity	$2,992,814	$2,598,688

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$151,355	$227,712	$390,450
(Income) loss from discontinued operations, net of tax	12,812	34,900	(180,898)
Income from continuing operations	164,617	262,612	209,552
Non-cash items included in net income:
Depreciation and amortization	82,391	76,452	79,867
Equity in loss of unconsolidated affiliates	4,985	7,594	3,557
Gains on asset disposals	(8,478)	(2,440)	(1,699)
Loss on asset disposals and impairments	5,488	24,660	785
Provision for deferred taxes	1,650	1,830	5,252
Amortization of pension and postretirement costs	19,492	21,814	27,352
Stock-based compensation charges	17,825	16,458	12,987
Other non-cash items	(1,396)	(8,507)	32,151
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(152,840)	(6,457)	25,871
Net contracts in progress and advance billings on contracts	(151,157)	182,472	(295,110)
Accounts payable	71,291	(38,536)	(8,054)
Accrued and other current liabilities	56,049	40,110	(57,311)
Income taxes	17,138	84,269	5,882
Pension liability and accrued postretirement and employee benefits	(83,263)	(106,338)	41,101
Other	54,104	(171,666)	103,450
NET CASH PROVIDED BY OPERATING ACTIVITIES	97,446	384,327	185,633
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(282,621)	(186,862)	(186,518)
(Increase) decrease in restricted cash and cash equivalents	175,899	(142,853)	(10,718)
Purchases of available-for-sale securities	(546,822)	(1,491,329)	(154,337)
Sales and maturities of available-for-sale securities	693,424	1,363,803	331,474
Proceeds from asset dispositions	9,943	4,824	2,761
Investments in unconsolidated affiliates	(1,058)	(32,550)	(13,484)
Other investing activities	—	(1,954)	(28,427)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	48,765	(486,921)	(59,249)
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in debt	46,987	3,423	—
Payment of debt	(8,606)	(8,540)	(4,106)
Debt issuance costs	(4,944)	(17,881)	(105)
Purchase of treasury shares	(10,092)	(15,715)	(6,531)
Cash contribution from The Babcock & Wilcox Company	—	100,000	—
Other financing activities	(2,056)	14,805	6,534
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	21,289	76,092	(4,208)
EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(109)	498	1,096
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	167,391	(26,004)	123,272
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	403,463	429,467	306,195
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$570,854	$403,463	$429,467

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Jay Roueche, (281) 870-5462
Vice President
jroueche@mcdermott.com
or
Robby Bellamy, (281) 870-5165
Director
rbellamy@mcdermott.com
or
Trade and General Media:
Louise Denly, (281) 870-5025
Director, Corporate Communications
ldenly@mcdermott.com